Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-138226) and Form S-3 (No. 333-147721) and the related Prospectus Supplement, of our reports dated March 11, 2008, with respect to the financial statements of Cadence Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Cadence Pharmaceuticals, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ernst & Young LLP
San Diego, California
March 11, 2008